              January 25, 2006

Dear Greg:

This letter agreement sets forth the terms of our agreement relating to your transition from the role of Chairman, President and Chief Executive Officer of Borders Group, Inc. (the “Company”), and your assistance in the transition process that the Board of Directors (the “Board”) is undertaking as a result of your planned retirement (the “Agreement”).

1.  Continued Employment/Retirement. The term of this Agreement shall commence on January 29, 2006 and end on February 2, 2008 (the “Term”). You will serve as Chairman, President and Chief Executive Officer of the Company until a date to be specified by the Board (the “Retirement Date”), which shall not be later than the last day of the Term (such term the “Continued Employment Period”).

2.  Consulting Services. From your Retirement Date through the end of the Term (the “Consulting Period”), you will serve as a non-exclusive, senior-level consultant to the Company, assisting the Company in the transition process relating to your retirement and on other projects as may reasonably be requested by the Board or the Chief Executive Officer of the Company (the “CEO”) (such services, the “Consulting Services”). During the Consulting Period, you will report to the Board, and you will devote an amount of time necessary to perform the Consulting Services, it being understood that (i) such Consulting Services will not involve full-time service to the Company and (ii) you will not be required, without your consent, to perform the Consulting Services at a location other than the Company’s principal executive offices in Ann Arbor, Michigan (other than as a result of normal travel arrangements).

3.  Compensation/Benefits. (a) During the Continued Employment Period, (i) you will be paid an annual base salary of $710,000, payable in accordance with the Company’s normal payroll practices and (ii) you will be entitled to participate in the Company’s annual bonus plan and shall be entitled to an annual bonus with respect to the Company’s fiscal year beginning in 2006 (“Fiscal 2006”) and the Company’s fiscal year beginning in 2007 (“Fiscal 2007”), if applicable, to the extent that applicable performance goals are met; provided, however, that in the event your Retirement Date occurs prior to the last day of Fiscal 2006, (A) your base compensation during any period of the Consulting Period during Fiscal 2006 will be at an annualized rate of $710,000 per year ($27,308 per normal pay period for 26 periods per year), (B) you shall be entitled to your target bonus under the Fiscal 2006 bonus plan as soon as practicable following your execution and non-revocation of a release of claims against the Company substantially in the form attached as Exhibit A to this Agreement and (C) your base compensation during any period of the Consulting Period after Fiscal 2006 will be at an annualized rate of $1,278,000 per year ($49,153 per normal pay period for 26 periods per year). In the event your Retirement Date occurs on or after the last day of Fiscal 2006 but prior to the last day of Fiscal 2007, (x) your base compensation during any period of the Consulting Period will be at an annualized rate of $710,000 per year ($27,308 per normal pay period for 26 periods per year) and (y) you shall be entitled to your target bonus under the Fiscal 2007 bonus plan as soon as practicable following your execution and non-revocation of a release of claims against the Company substantially in the form attached as Exhibit A to this Agreement. In the event your Retirement Date occurs on or after the last day of Fiscal 2006, you shall be entitled to a lump sum cash payment in the amount of $40,000 for each month of the Continued Employment Period (the “Retention Bonus”), which Retention Bonus shall be paid to you as soon as practicable after your Retirement Date, subject to your execution and non-revocation of a release of claims against the Company substantially in the form attached as Exhibit A to this Agreement. It is understood that these payment levels are based upon your current salary and target bonus, and that you will not be eligible for any further bonus or other short or long-term incentive awards of any nature whatsoever from the Company during the Consulting Period. You will not receive additional equity grants during the Term and you will not be entitled to any additional benefits or payments in connection with a change in control of the Company.

(b)  In addition to the payments described above, you shall be entitled to the following payments: (i) an aggregate of $1.5 million, payable to you in a lump sum as soon as practicable following the last day of the Term (but in any event during calendar year 2008) in lieu of any rights to your 2004 and 2005 awards under the Company’s 2004 Long-Term Incentive Plan (the “Replacement LTIP Award”), it being understood and agreed that such awards shall be cancelled as of the commencement of the Term and you shall not have any further rights with respect to such awards; (ii) such amount, if any, as shall be payable with respect to your 2003 long-term incentive award, with any such payment to made at the same time as payment is made to other executives of the Company; and (iii) the final payment of $120,000 relating to your continued ownership of 90,000 shares of stock of the Company, with such payment to be made on January 15, 2007, assuming your continued ownership of the 90,000 shares through such date.

(c)  During the Term, (i) to the extent that you continue to remain eligible, you may participate in the Company’s savings and deferred compensation plans and medical, dental and other welfare plans on the same basis as other salaried employees, and (ii) you will be entitled to four weeks of paid vacation per year.

(d)  Prior to your Retirement Date, you and the Company shall each use reasonable best efforts to try to extend, at the Company’s cost, your coverage under the Company’s death and disability plans at a similar Company cost to their current costs (or any similarly-costed replacement plans) for the remainder of the Term following the Retirement Date. In the event that either (i) such replacement coverage is obtained or (ii) you die or experience a “Disability” (as defined under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)) during the Continued Employment Period, the payments under Section 3(a) shall immediately cease but the payments under Section 3(b) shall be made to you or your beneficiary, as the case may be, at the times specified therein. In the event such replacement coverage is not obtained and you die or experience a “Disability” during the Consulting Period, (A) any payments that would have otherwise been owed to you under Section 3(a) shall be paid to you or your beneficiary, as the case may be, at the times specified therein, and (B) the payments under Section 3(b) shall be made to you or your beneficiary, as the case may be, at the times specified therein.

(e)  In the event of your resignation of employment or consultancy or the Company’s termination of your employment or consultancy for Cause, the payments under this Section 3 (other than those under subclauses (b)(ii) and (b)(iii) above) shall immediately cease.

(f)  Any payments or benefits to be provided to you under Section 3 of this Agreement after the Retirement Date are subject to your execution and nonrevocation of a release of claims against the Company substantially in the form attached as Exhibit A to this Agreement as soon as practicable after the Retirement Date and your compliance with the terms of this Agreement. In addition to, and without limiting, the foregoing sentence, the payment to you of the Replacement LTIP Award and the Retention Bonus is subject to your execution and nonrevocation of a release of claims against the Company substantially in the form attached as Exhibit A to this Agreement as soon as practicable after the expiration of the Term.

4.  Existing Equity Awards. Your existing stock options, as well as the restricted shares that you have purchased with funds earned prior to the date hereof under the Company’s Annual Incentive Bonus Plan (which are set forth on Exhibit B to this Agreement), shall continue to vest (if applicable) and remain exercisable in accordance with the terms of the applicable plan.

5.  Resignation from Positions. Upon the request of the Board, you agree to resign as a director of the Company and its subsidiaries and affiliated companies (collectively, the “Affiliated Entities” and any such entity, an “Affiliated Entity”), and from any offices, positions, trusteeships, committee memberships and fiduciary capacities that you hold with, or on behalf of, any Affiliated Entity.

6.  Termination of Employment/Consultancy. Except as provided in Section 1 of this Agreement with respect to your transition of employment, your employment or consultancy with the Company may be terminated by the Company during the Term only for “Cause”, which shall mean the occurrence of any of the following events:

(a)  Your conviction of, or plea of guilty or nolo contendere to, a felony, or of a misdemeanor involving the money or property of the Company or any of its Affiliated Entities;

(b)  Your willful and continued failure without proper cause to substantially perform the duties and responsibilities of your position or to comply in all material respects with the material written policies or directives of the Company, which failure shall not be remedied within twenty-one days after written notice thereof from the Company to you;

(c)  You shall have willfully engaged in misconduct that materially damages or injures the reputation of the Company or any of its Affiliated Entities;

(d)  You shall have been guilty of gross negligence in the performance of your duties and responsibilities; or

(e)  You shall have breached the terms of this Agreement in any material respect.

For purposes of this Section 6, no act or failure to act, on your part shall be deemed to be “willful” unless done, or omitted to be done, by you not in good faith and without reasonable belief that such act or omission was in the best interest of the Company.

7.  Cooperation. Following your Retirement Date, you agree that you will use your reasonable best efforts to respond and provide information to the Company with regard to matters in which you have knowledge as a result of your employment, directorship, consulting or other relationship with the Company and its Affiliated Entities, and will provide reasonable assistance to the Company and its representatives in defense of any claims that may be made against or by the Company and its Affiliated Entities (other than a claim by the Company against you or any claims that you have against that Company that you have not released under Exhibit A to this Agreement), to the extent that such claims may relate to the period of your employment, directorship, consulting or other relationship with the Company and its Affiliated Entities of any kind whatsoever. Upon presentation of appropriate documentation, the Company will pay or reimburse you for all out-of-pocket out-of-town travel expenses you incur in complying with this Section 7.

8.  Non-Solicitation; Non-Competition; Confidentiality; Workproduct.

(a)  You acknowledge and agree that any attempt to interfere with the Company’s existing employment relationships would result in significant harm to the Company’s interests. Accordingly, you agree that during the Term and for two years following the expiration of the Term (the “Restricted Period”), you shall not, without the prior written consent of the Company, directly or indirectly, solicit, recruit, or employ (whether as an employee, officer, director, agent, consultant or independent contractor) any person who is or was at any time during the previous six months an employee, representative, officer or director of an Affiliated Entity. Further, during the Restricted Period, you shall not take any action that could reasonably be expected to have the effect of encouraging or inducing any employee, representative, officer or director of any member of the Affiliated Entities to cease their relationship with any member of the Affiliated Entities for any reason.

(b)  You agree that, during the Restricted Period, you shall not, without the prior written consent of the Company, become directly or indirectly engaged or involved, as an owner, principal, employee, officer, director, independent contractor, representative, stockholder, agent, advisor, lender or in any other capacity, of any business or entity (including any division or subsidiary of a larger business or entity) primarily engaged in (A) the sale of books, music, gifts and stationary or videos directly to the public (whether through traditional retail sales or over the Internet) or (B) the provision of café-type services (“Competitive Activities”) in any jurisdiction in which the Company or any Affiliated Entity conducts such Competitive Activities by selling, sending or delivering goods to customers in such jurisdiction or providing such services in such jurisdiction (or in any jurisdiction in which the Company has proposed to conduct such Competitive Activities); provided, however, that in no event shall your ownership of less than 3% of the outstanding capital stock of any corporation, in and of itself, be deemed a Competitive Activity if such capital stock is listed on a national securities exchange or regularly traded in an over-the-counter. Notwithstanding the foregoing, it shall not be a violation of this Section 8(b) for you to become engaged or involved with a division or business line of a business or entity with multiple divisions or business lines if such division or business line does not engage in Competitive Activities, provided that you perform services solely for such non-competitive division or business line, and perform no functions on behalf of (and have no involvement with or direct or indirect responsibilities with respect to) businesses or entities engaged in Competitive Activities. You further agree that, during the Restricted Period, you shall not, without the prior written consent of the Company, directly or indirectly solicit, or cause another person to solicit, any person who is a customer of the businesses conducted by the Company, on behalf of a business engaged in a Competitive Activity.

(c)  You shall hold in a fiduciary capacity for the benefit of the Affiliated Entities and shall not disclose to others, copy, use, transmit, reproduce, summarize, quote or make commercial, directly or indirectly, any secret or confidential information, knowledge or data relating to any of the Affiliated Entities and their businesses (including without limitation information about the Affiliated Entities’ clients’ and customers’ and their proprietary knowledge and trade secrets, software, technology, research, secret data, customer lists, investor lists, business methods, business plans, training materials, operating procedures or programs, pricing strategies, employee lists and other business information) that you have obtained during your employment with the Company and/or any of the other Affiliated Entities, provided that the foregoing shall not apply to information that is generally known to the public other than as a result of your breach of this Agreement (“Confidential Information”). Notwithstanding the foregoing provisions, if you are required to disclose any such confidential or proprietary information pursuant to applicable law or a subpoena or court order, you shall promptly notify the Company in writing of any such requirement so that the Company or the appropriate Affiliated Entity may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions hereof. You shall reasonably cooperate with the Affiliated Entities to obtain such a protective order or other remedy. If such order or other remedy is not obtained prior to the time the you are required to make the disclosure, or the Company waives compliance with the provisions hereof you shall disclose only that portion of the confidential or proprietary information which you are advised by counsel that you are legally required to so disclose.

(d)  You acknowledge and agree that the terms of this Section 8: (i) were agreed to by mutual assent of the parties hereto; (ii) are supported by adequate consideration; (iii) are reasonable in time and scope; and (iv) serve to protect the legitimate economic interests of the Affiliated Entities, including the goodwill of the Affiliated Entities and the Confidential Information from misuse. You further acknowledge and agree that (x) your breach of the provisions of this Section 8 will cause the Company irreparable harm, which cannot be adequately compensated by money damages, and (y) if the Company elects to prevent you from breaching such provisions by obtaining an injunction against you, there is a reasonable probability of the Company’s eventual success on the merits. You consent and agree that if you commit any such breach or threatens to commit any breach, the Company shall be entitled to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage, in addition to, and not in lieu of, such other remedies as may be available to the Company for such breach, including the recovery of money damages. If any of the provisions of this Section 8 are determined to be wholly or partially unenforceable, you hereby agree that this Agreement or any provision hereof may be reformed so that it is enforceable to the maximum extent permitted by law. If any of the provisions of this Section 8 are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the Company’s right to enforce any such covenant in any other jurisdiction.

9.  Return of Property. Upon the Retirement Date, you shall surrender immediately to the Company, except as specifically provided otherwise herein, all Confidential Information and all other property of the Company or any of the other Affiliated Entities in your possession and all property made available to you in connection with your employment by the Company or any of the other Affiliated Entities, including, without limitation, any and all other records, manuals, customer and client lists, notebooks, files, papers, computers, computer programs, computer discs, lists, data, cellular phones, two-way pagers, palm held electronic devices, electronically stored information and all other documents (and all copies thereof) held or made by you in the course of your employment with the Company or any of the other Affiliated Entities.

10.  Miscellaneous.

(a)  Entire Agreement. This Agreement supersedes any prior agreement or understanding between you and the Company relating to your employment or any termination thereof. Without limiting the generality of the foregoing, the letter agreement between you and the Company dated November 15, 1999 is terminated and of no further force or effect. Except as specifically set forth herein, you shall not be entitled to any payment or other benefit relating to your employment or termination of employment with the Company. This Agreement and the agreements herein may be amended only by written amendment duly executed by both parties hereto or their legal representatives and authorized by action of the Board. Except as otherwise specifically provided in this Agreement and the agreements herein, no waiver by either party hereto of any breach by the other party hereto of any condition or provision of this Agreement and the agreements herein to be performed by such other party shall be deemed a waiver of a subsequent breach of such condition or provision or waiver of a similar or dissimilar provision or condition at the same or at any prior or subsequent time.

(b)  Section 409A. If any compensation or benefits provided by this Agreement may result in the application of Section 409A of the Code, the Company shall, in consultation with you, modify this Agreement in the least restrictive manner necessary in order to, where applicable, (i) exclude such compensation from the definition of “deferred compensation” within the meaning of such Section 409A or (ii) comply with the provisions of Section 409A, other applicable provision(s) of the Code and/or any rules, regulations or other regulatory guidance issued under such statutory provisions and to make such modifications, in each case, to the extent permissible, without any material diminution in the payments to you. To the extent required in order to comply with Section 409A of the Code, amounts to be paid to you under Section 3 of this Agreement shall be paid or provided to on the first business day after the date that is six months following your “separation from service” (as defined under Section 409A of the Code) (such date, the “409A Payment Date”), provided that any amounts that would have otherwise been paid to you during such period of delay shall be paid to you in a lump sum on the 409A Payment Date.

(c)  Withholding. The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(d)  Indemnification. During the Consulting Period and after the end of the Term, the Company shall continue to indemnify you for your actions as a consultant, officer, Board member, or employee and the Company shall provide you with defense costs for any and all claims or actions against you in connection with such actions occurring during your employment and during the Consulting Period to the same extent as you were indemnified and provided with defense costs as of the end of the Continued Employment Period, to the maximum extent permitted under the laws of the State of Michigan.

(e)  Full Discharge. You agree and acknowledge that the entitlements provided to you under this Agreement through the Term (including any payments that you are entitled to receive after the Term) are in settlement of any and all severance-type liabilities and obligations of the Company to you, monetarily or with respect to employee benefits.

(f)  Severability. If any one or more of the provisions or parts of a provision contained in this Agreement and the agreements herein shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision or part of a provision of this Agreement and the agreements herein, but this Agreement and the agreements herein shall be reformed and construed as if such invalid, illegal or unenforceable provision or part of a provision had never been contained herein and such provisions or part thereof shall be reformed so that it would be valid, legal and enforceable to the maximum extent permitted by law. This Agreement is not assignable without the written authorization of both parties.

(g)  Governing Law. This Agreement shall be governed in accordance with the laws of the State of Michigan without regard to its conflict of laws provision. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction, it shall be modified to the extent enforceable and shall become null and void to the extent that it cannot be so modified, leaving the remainder of this Agreement in full force and effect. Any dispute that may exist respecting (i) the interpretation or application of any provision of the agreement (including, without limitation, the provisions of this Section) or (ii) your entitlement to payments or other benefits after termination of your employment shall be resolved by arbitration in Detroit, Michigan in accordance with the rules of the American Arbitration Association and judgment on the award may be entered in any court having jurisdiction. If you substantially prevail on at least one material issue in any such dispute, the Company will pay or reimburse you for your expenses in connection with the resolution of such dispute (including, without limitation, counsel fees and disbursements and other charges).

(h)  Successors. This Agreement shall be binding upon, and inure to the benefit of, any successors and assigns of the Company. Except in the event of your death or Disability, you may not assign any of your rights or obligations hereunder.

Please confirm your agreement by signing below and retain one copy for your records.

 Sincerely,

BORDERS GROUP, INC.

By: /s/ EDWARD W. WILHELM

Agreed:

/s/ GREGORY P. JOSEFOWICZ
Gregory P. Josefowicz

Exhibit A

Release of Claims

1.  I hereby sign this Release for and in consideration of the payments and benefits previously paid or provided to me or to be made or provided to me and the promises set forth herein and the letter agreement, dated January 25, 2006 between Borders Group, Inc. (the “Company”) and me (the “Agreement”). I further acknowledge that the payments, benefits and other entitlements under the Agreement exceed any payment benefit or other thing of value to which I might otherwise be entitled under any policy, plan or procedure of the Company or any prior agreement between me and the Company.

2.  Release of Claims. (a) For and in consideration of the payments and benefits to be made or provided to me under the Agreement and other good and valuable consideration, I, for myself and for my heirs, dependents, executors, administrators, trustees, legal representatives and assigns (collectively referred to as “Releasors”), hereby forever release, waive and discharge (i) the Company, its subsidiaries and affiliates, their respective employee benefit and/or pension plans or funds, insurers, successors and assigns, (ii) all past, present and/or future officers, directors, trustees, members, partners, employees, fiduciaries, administrators, controlling persons and successors and assigns of the foregoing, and (iii) all of the past, present and/or future agents, representatives and attorneys (including outside legal counsel) of any of the persons or entities described in (i) or (ii) in this Section 2(a) and any of its and their successors and assigns in all cases whether acting as agents for or with respect to the Company, its subsidiaries or affiliates and their respective successors and assigns or in their individual capacities (collectively referred to as “Releasees”), from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever, whether known or unknown, which Releasors ever had or now have against Releasees by reason of any actual or alleged act, omission, transaction, practice, policy, procedure, conduct, occurrence, or other matter up to and including the date of my execution of this Release, including without limitation, those in connection with, or in any way related to or arising out of, my employment, service as a director, service as an officer, service as a trustee, service as a fiduciary or termination of any of the foregoing or any other agreement, understanding, relationship, arrangement, act, omission or occurrence, with the Company, its subsidiaries or affiliates and their respective successors and assigns or other claims and (x) any claim of discrimination or retaliation under the Age Discrimination in Employment Act (“ADEA”) 29 U.S.C. Section 621 et seq., Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or the Family and Medical Leave Act; (y) any claim under the Michigan Elliott-Larsen Civil Rights Act, as amended, the Michigan Whistle Blowers' Protection Act, as amended, the Michigan Persons with Disabilities Civil Rights Act; and (z) any claim for attorney’s fees, costs, disbursements and the like related to any claim described in this Section 2(a).

(b)
Adversarial Actions. I agree that I will not, from any source or proceeding, seek or accept any award or settlement with respect to any claim or right covered by Section 2(a) above. Except as otherwise required by law, I further agree that I will not, at any time hereafter, commence, maintain, prosecute, participate in as a party, permit to be filed by any other person on my behalf (to the extent it is within my control or permitted by law), or assist in the commencement or prosecution of as an advisor, or otherwise, any action or proceeding of any kind, judicial or administrative (on my behalf, on behalf of any other person and/or on behalf of or as a member of any alleged class of persons) in any court, agency, investigative or administrative body against any Releasee with respect to any actual or alleged act, omission, transaction, practice, conduct, occurrence or any other matter up to and including the date of my execution of this Release which I released pursuant to Section 2(a) above. I further represent that, as of the date I sign this Release, I have not taken any action encompassed by this Section 2(b). If, notwithstanding the foregoing promises, I violate this Section 2(b), I will indemnify and hold harmless Releasees from and against any and all demands, assessments, judgments, costs, damages, losses and liabilities and attorneys’ fees and other expenses which result from, or are incidents to, such violation. Notwithstanding anything herein to the contrary, this Section 2(b) will not apply to any claims that I may have under the ADEA and will not apply to the portion of the release provided for in Section 2(a) relating to the ADEA.

(c)
Preserved Rights. The sole matters to which the release and covenants in this Section 2 do not apply are: (i) my rights under the Agreement, my rights of indemnification and related rights or otherwise with regard to my service as an officer or director of the Company (if any) and my rights under any D&O policy maintained by or for the benefit of the Company or its employees or directors at any time during or after the course of my employment with the Company (if any); (ii) my rights to contribution (if any) with regard to my service as an officer and director of the Company; (iii) my rights as a shareholder of the Company (if any); and (iv) my rights to vested benefits under any employee benefit plan of the Company.

3.  Governing Law; Enforceability. The interpretation of this Release will be governed and construed in accordance with the laws of the State of Michigan, without reference to principles of conflict of laws. If any provisions of this Release will be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability will not affect the remaining provisions hereof which will remain in full force and effect.

4.  Acknowledgement. I acknowledge that I have been advised by the Company in writing to consult independent legal counsel of my choice before signing this Release. I further acknowledge that I have had the opportunity to consult, and I have consulted with, independent legal counsel and to consider the terms of this Release for a period of at least 21 days.

5.  Effective Date. I further acknowledge that this Release will not become effective until the eighth day following my execution of this Release (the “Effective Date”), and that I may at any time prior to the Effective Date revoke this Release by delivering written notice of revocation to the Company at 100 Phoenix Drive, Ann Arbor, MI 48108-2202, to the attention of the General Counsel. In the event that I revoke this Release prior to the eighth day after its execution, this Release and the promises contained in the Agreement, will automatically be null and void.

6.  Entire Agreement. I understand that this Release and the Agreement constitute the complete understanding between the Company and me and that no other promises or agreements will be binding unless in writing and signed by me and the Company after the date hereof.

7.  Counterparts. This Release may be executed in several counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

EXECUTIVE:

_________________________         _______________________
Name: Gregory P. Josefowicz          Date:

BORDERS GROUP, INC.

By: _______________________         _______________________
                            Date:

Exhibit B

Outstanding Equity Awards

Stock Options

1. 275,000 stock options granted on 1/15/99, with an exercise price of $13.3125.

2. 50,000 stock options granted on 11/01/02, with an exercise price of $17.23.

Restricted Shares

1. 8,378 restricted shares purchased on 4/4/03, with a purchase price of $11.44 per share.

2. 7,877 restricted shares purchased on 3/19/04, with a purchase price of $18.928 per share.

3. 4,809 shares purchased on 4/1/05, with a purchase price of $18.634 per share.

B-1